EXHIBIT 8.1

                                 [LETTERHEAD OF
                  KLEHR, HARRISON, HARVEY, BRANSBURG & ELLERS]
                             [FORM OF TAX OPINION]

                                 April 23, 1996

                                                                  (215) 569-4143

Execufirst Bancorp, Inc.
1513 Walnut Street
Philadelphia, PA 19102

Gentlemen:

     We have acted as counsel to ExecuFirst Bancorp, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania ('ExecuFirst') in connection with the proposed merger (the 'Merger') of Republic Bancorporation, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania ('Republic'), with and into ExecuFirst which, upon consummation of the Merger, will change its corporate name to First Republic Bancorp, Inc., ('First Republic'). You have requested our opinion regarding certain U.S. federal income tax consequences of the Merger.

     In rendering our opinion, we have reviewed the Agreement and Plan of Merger, dated as of November 17, 1995 (as same may be amended), by and between ExecuFirst and Republic (the 'Merger Agreement'), the Prospectus/Joint Proxy Statement to stockholders of ExecuFirst and Republic (the 'Prospectus/Joint Proxy Statement'), and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

     In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the Merger Agreement and that the Prospectus/Joint Proxy Statement accurately reflects the material facts of the Merger and those surrounding ExecuFirst and Republic. In addition, as to any facts material to this opinion which we did not independently establish or verify, we have relied upon the facts contained in the statements and representations of officers and other representatives of ExecuFirst and Republic, which facts may in certain instances derive from the best knowledge of such persons without duty of inquiry, and we have assumed that such statements and representations will be updated by officers and other representatives of ExecuFirst and Republic as of the consummation date of the Merger.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), Treasury regulations, pertinent judicial authorities, administrative rulings of the Internal Revenue Service, and such other authorities as we have considered relevant. Such laws, regulations, judicial authorities and rulings are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below.

     On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that, under present law, for U.S. federal income tax purposes:

          1. The Merger will be treated as a reorganization within the meaning of section 368(a) of the Code.

          2. No gain or loss will be recognized by ExecuFirst or Republic solely as a result of the Merger;

          3. No gain or loss will be recognized by holders of Republic common stock upon their receipt of First Republic common stock in exchange for their Republic common stock, except that Republic shareholders who receive cash in lieu of fractional shares of First Republic common
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     stock will recognize gain or loss equal to the difference, if any, between such proceeds and the tax basis of Republic common stock allocated to their fractional share interests. Such gain or loss, if any, will be capital gain or loss if the fractional share interests exchanged are held as capital assets on the date of the Merger and will be long-term capital gain or loss if the holding period for the fractional share interests (including the holding period of Republic common stock attributed thereto) exceeds one year on the date of the Merger;

          4. The tax basis of First Republic common stock received by holders of Republic common stock will be the same as the tax basis of the Republic common stock exchanged therefor less the tax basis, if any, allocated to fractional share interests;

          5. The holding period of First Republic common stock in the hands of holders of Republic common stock will include the holding period of their Republic common stock exchanged therefor, provided that such Republic common stock is held as a capital asset on the date of the Merger; and

          6. In general, a dissenting holder of Republic common stock receiving solely cash in exchange therefor will recognize gain or loss equal to the difference, if any, between the cash received and the dissenting holder's tax basis in the Republic common stock. Such gain or loss, if any, generally will be capital gain or loss if the Republic common stock for which the dissenter receives cash is held as a capital asset on the date of the Merger, and will be long-term capital gain or loss if the dissenting holder has held the Republic common stock for more than one year on the date of the Merger.

     This opinion addresses only the specific tax opinions set forth above, and does not address any other federal, state, local, foreign or other tax consequences that may result from the Merger.

     This opinion is being furnished pursuant to Section 6.10 of the Merger Agreement. Any material changes in the facts from those set forth or assumed herein or in the Prospectus/Joint Proxy Statement may affect the conclusions stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (Reg. No. 333-00673) of ExecuFirst and to the reference to our firm under the captions 'THE MERGER--Certain Federal Income Tax Consequences' and 'LEGAL MATTERS' in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

                                          Very truly yours,
                                          KLEHR, HARRISON, HARVEY,
                                          BRANZBURG & ELLERS

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